Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Reports Third Quarter 2019 Financial Results
Board Announces Quarterly Cash Dividend of $0.04 per Share

Port Angeles, WA, October 28, 2019 -- First Northwest Bancorp (Nasdaq: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank” or "First Federal"), announced its operating results for the quarter ended September 30, 2019. The Company reported net income of $2.5 million for the quarter ended September 30, 2019, or $0.25 per diluted share, compared to net income of $2.1 million, or $0.21 per diluted share, for the quarter ended June 30, 2019, and net income of $1.9 million, or $0.19 per diluted share, for the quarter ended September 30, 2018. The Company reported net income of $6.8 million for the nine months ended September 30, 2019, or $0.68 per diluted share, compared to net income of $5.0 million, or $0.47 per diluted share, for the nine months ended September 30, 2018. The Company also announced today that the Board of Directors declared a cash dividend of $0.04 per common share outstanding, payable on December 6, 2019, to shareholders of record as of the close of business on November 22, 2019.

Larry Hueth, President and CEO of First Northwest Bancorp, commented, "We continued to make progress this quarter as we successfully navigate our CEO succession plan. We are well positioned to enhance our balance sheet structure and grow earnings per share. A mortgage loan pool sale was completed during the quarter which enhanced on-balance sheet liquidity. This was designed to give our new CEO much greater flexibility as he prepares the Bank for further growth as we head into 2020 and beyond. Asset quality remains solid at this stage of the economic cycle and we do not see any significant concerns on the horizon.”

“Our focus is to enhance this incredible brand in our existing markets and to be opportunistic to expand in Western Washington,” said Matt Deines, President and CEO of First Federal. “We intend to leverage excess capital, grow returns on average equity, and build long term shareholder value. I feel even more strongly than when I first arrived that First Northwest Bancorp is one of the best opportunities available in terms of building sustainable value.”

Quarter highlights (at or for the quarter ended September 30, 2019)

•
Net income increased $431,000, or 20.7%, to $2.5 million compared to $2.1 million for the linked quarter and increased $584,000, or 30.3%, compared to $1.9 million for the quarter ended September 30, 2018;

•	Diluted earnings per share increased $0.04 to $0.25 from the linked quarter and increased $0.06 compared to the quarter ended September 30, 2018;

•
Loans receivable decreased $32.8 million during the current quarter, primarily due to the sale of mortgage loans, and increased $1.7 million compared to the quarter ended September 30, 2018, primarily due to growth in auto, commercial real estate, and construction and land loans;

•
Deposits increased $37.4 million during the current quarter and increased $39.1 million compared to the quarter ended September 30, 2018, primarily due to an increase in brokered certificates of deposit;

•
The Company repurchased 131,400 shares of common stock at an average price of $16.33 per share for a total of $2.2 million during the quarter under the 2017 Stock Repurchase Plan approved in September 2017.

Balance Sheet Review

During the quarter ended September 30, 2019, total assets decreased $7.4 million to $1.3 billion, primarily due to decreases in loans receivable partially offset by an increase in interest-bearing deposits in banks. Total assets increased $12.5 million from September 30, 2018, mainly due to an increase in interest-bearing deposits in banks offset by a decrease in investment securities.

Investment securities increased $804,000 during the quarter to $288.8 million, due to security purchases of $9.5 million offset by repayment activity. U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 55.5%, and totaled $160.2 million at September 30, 2019, while other investment securities totaled $119.4 million and corporate MBS totaled $9.3 million at quarter end. The estimated average life of the total investment securities portfolio declined to 4.5 years at September 30, 2019, from 4.6 years at June 30, 2019, while the average repricing term declined to approximately 3.2 years from 3.3 years over the same period.

Total loans, excluding loans held for sale, decreased $33.0 million to $846.1 million at September 30, 2019, from $879.1 million at June 30, 2019. During the quarter, we sold $28.5 million of one- to four-family residential mortgage loans at a gain, which repositioned our mix of earning assets and enhanced on balance sheet liquidity, positioning us for future growth. In addition, we experienced prepayment activity in our multi-family and commercial real estate loan portfolios, for which we were able to collect prepayment fees but did not have sufficient new lending activity to make up for both this prepayment activity and the sale of a large pool of loans during the quarter. We continue our efforts to grow the loan portfolio, utilizing a combination of organic originations and prudent wholesale and loan participation opportunities.

Undisbursed construction loan commitments remained relatively stable at $38.7 million at both September 30, 2019 and June 30, 2019. There was a slight decline in auto and other consumer loans during the quarter, mainly as a result of a decrease in indirect auto lending; however, we do intend to continue to grow our specialty auto loan purchasing program, which, in the absence of significant prepayment activity, we expect will be the main driver for increases in the consumer portfolio going forward.

Loans receivable consisted of the following at the dates indicated:

	September 30, 2019	June 30, 2019	September 30, 2018	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$302,337	$331,748	$336,739	$(29,411)	$(34,402)
Multi-family	62,173	68,440	85,229	(6,267)	(23,056)
Commercial real estate	254,058	250,250	239,431	3,808	14,627
Construction and land	64,954	63,741	59,219	1,213	5,735
Total real estate loans	683,522	714,179	720,618	(30,657)	(37,096)

Consumer:
Home equity	36,898	37,194	38,744	(296)	(1,846)
Auto and other consumer	111,312	112,583	70,003	(1,271)	41,309
Total consumer loans	148,210	149,777	108,747	(1,567)	39,463

Commercial business	14,325	15,098	16,432	(773)	(2,107)

Total loans	846,057	879,054	845,797	(32,997)	260
Less:
Net deferred loan fees	117	103	(821)	14	938
Premium on purchased loans, net	(4,649)	(4,738)	(2,175)	89	(2,474)
Allowance for loan losses	9,443	9,731	9,335	(288)	108
Total loans receivable, net	$841,146	$873,958	$839,458	$(32,812)	$1,688

During the quarter ended September 30, 2019, total liabilities decreased $8.3 million to $1.1 billion, primarily the result of a decrease in borrowings of $46.0 million to $85.3 million at September 30, 2019, from $131.3 million at June 30, 2019, partially offset by an increase in deposits. Deposit balance increases were mainly the result of increases in certificates of deposit as we continued utilizing brokered certificates of deposit ("brokered CDs") as an additional funding source. We had $37.2 million and $13.7 million in brokered CDs included in our balance of certificates of deposit at September 30, 2019 and June 30, 2019, respectively.

Total liabilities increased $7.1 million over the last year, mainly attributable to growth in deposits of $39.1 million and a decrease in borrowings of $36.2 million. Deposit increases were primarily the result of brokered CDs. Other liabilities increased over the last year mainly as a result of implementing the new Lease accounting standard in January 2019.

Deposits consisted of the following at the dates indicated:

	September 30, 2019	June 30, 2019	September 30, 2018	Three Month Change	One Year Change
	(In thousands)
Savings	$173,786	$164,190	$125,418	$9,596	$48,368
Transaction accounts	274,660	260,701	269,211	13,959	5,449
Money market accounts	243,189	251,002	285,820	(7,813)	(42,631)
Certificates of deposit	279,065	257,372	251,156	21,693	27,909
Total deposits	$970,700	$933,265	$931,605	$37,435	$39,095

Total shareholders' equity increased $909,000 during the quarter to $177.3 million at September 30, 2019, mainly the result of a $675,000 increase in the value of our available-for-sale securities portfolio and net income of $2.5 million, partially offset by the $2.2 million decrease from the repurchase of shares of common stock during the quarter.

Operating Results

Interest income decreased $305,000 to $12.1 million for the quarter ended September 30, 2019, due to lower average loan and investment security balances. Interest income increased $540,000 compared to the quarter ended September 30, 2018, due to higher average loan balances and yields. Year-to-date interest income increased $3.2 million compared to the same period in 2018, also due to higher average loan balances and yields.

Interest expense decreased during the most recent quarter mainly as a result of a decrease in the utilization of Federal Home Loan Bank ("FHLB") borrowings. The increase in interest expense year over year was mainly due to an increase in rates paid on customer certificates of deposit and savings accounts.

We recorded a recapture of provision for loan losses of $170,000 during the quarter ended September 30, 2019, compared to a provision expenses of $255,000 for the quarter ended June 30, 2019, and $197,000 for the quarter ended September 30, 2019. The recapture of provision expense in the current quarter was primarily due to a decrease in loan balances resulting from the sale of one- to four-family residential loans.

The net interest margin increased seven basis points to 3.17% for the quarter ended September 30, 2019, compared to 3.10% for the prior quarter ended June 30, 2019, and decreased eight basis points from 3.25% for the same period in 2018. While we have seen margin compression compared to the same period in 2018, we were able to improve our net interest margin slightly compared to the linked quarter, mainly due to a decrease in FHLB borrowings. In addition to lessening our reliance on FHLB overnight advances, we prepaid $15 million of long-term advances at rates of 3.79% to 3.82%. We may see margin compression in future periods due to our desire to grow loans and deposits in a highly competitive market environment.

Noninterest income increased $278,000 for the quarter ended September 30, 2019, compared to the prior quarter ended June 30, 2019, due primarily to an increase in the gain on sale of loans partially offset by a decrease in loan and deposit service fees. Noninterest income increased $661,000 compared to the same quarter in 2018, mainly as a result of an increase in the gain on sale of loans.

Noninterest expense increased $152,000 during the quarter ended September 30, 2019, compared to the quarter ended June 30, 2019, and increased $305,000 compared to the same quarter in 2018, primarily due to penalties paid on the early retirement of long-term FHLB advances during the quarter. We also had additional expenses related to our CEO transition. The Bank received a Small Bank Credit on FDIC insurance during the quarter, refunding a portion of previously paid FDIC insurance premiums. We expect the Small Bank Credit to offset FDIC insurance premiums in Q4 of 2019 and provide a partial credit for Q1 2020 premiums.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels in excess of the applicable regulatory requirements and the Bank was categorized as “well-capitalized” at September 30, 2019.

Nonperforming loans increased $31,000 during the quarter ended September 30, 2019, to $1.3 million, mainly due to auto loans. The ratio of nonperforming loans to total loans was 0.2% at September 30, 2019, 0.1% at June 30, 2019, and 0.3% at September 30, 2018. The percentage of the allowance for loan losses to nonperforming loans decreased to 714.3% at September 30, 2019, from 753.8% at June 30, 2019, and increased from 377.5% at September 30, 2018. Classified loans increased $1.5 million during the current quarter to $4.6 million at September 30, 2019, reflecting risk rating downgrades in commercial business, auto, and one- to four-family loans during the quarter. The allowance for loan losses as a percentage of total loans was 1.1% at both September 30, 2019 and June 30, 2019, remaining stable due to continued overall good asset quality.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington state-chartered mutual savings bank primarily serving communities in Western Washington State with thirteen banking locations - eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)

				Three	One
	September 30,	June 30,	September 30,	Month	Year
Assets	2019	2019	2018	Change	Change

Cash and due from banks	$15,659	$15,275	$14,195	2.5%	10.3%
Interest-bearing deposits in banks	40,822	13,547	11,139	201.3	266.5
Investment securities available for sale, at fair value	251,196	250,051	267,105	0.5	(6.0)
Investment securities held to maturity, at amortized cost	37,649	37,990	43,908	(0.9)	(14.3)
Loans held for sale	2,055	2,516	191	(18.3)	975.9
Loans receivable (net of allowance for loan losses of $9,443, $9,731 and $9,335)	841,146	873,958	839,458	(3.8)	0.2
Federal Home Loan Bank (FHLB) stock, at cost	4,931	6,773	6,326	(27.2)	(22.1)
Accrued interest receivable	3,726	4,094	3,914	(9.0)	(4.8)
Premises and equipment, net	14,443	14,719	15,460	(1.9)	(6.6)
Mortgage servicing rights, net	926	955	1,074	(3.0)	(13.8)
Bank-owned life insurance, net	29,754	29,607	29,172	0.5	2.0
Prepaid expenses and other assets	8,003	8,225	5,829	(2.7)	37.3

Total assets	$1,250,310	$1,257,710	$1,237,771	(0.6)%	1.0%

Liabilities and Shareholders' Equity

Deposits	$970,700	$933,265	$931,605	4.0%	4.2%
Borrowings	85,324	131,337	121,526	(35.0)	(29.8)
Accrued interest payable	262	389	360	(32.6)	(27.2)
Accrued expenses and other liabilities	14,838	15,067	10,529	(1.5)	40.9
Advances from borrowers for taxes and insurance	1,876	1,251	1,848	50.0	1.5

Total liabilities	1,073,000	1,081,309	1,065,868	(0.8)	0.7

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,800,932 at September 30, 2019; issued and outstanding 10,925,181 at June 30, 2019; and issued and outstanding 11,325,618 at September 30, 2018	108	109	113	(0.9)	(4.4)
Additional paid-in capital	102,786	104,064	107,531	(1.2)	(4.4)
Retained earnings	85,143	83,795	80,880	1.6	5.3
Accumulated other comprehensive loss, net of tax	(672)	(1,347)	(5,907)	50.1	88.6
Unearned employee stock ownership plan (ESOP) shares	(10,055)	(10,220)	(10,714)	1.6	6.2

Total shareholders' equity	177,310	176,401	171,903	0.5	3.1

Total liabilities and shareholders' equity	$1,250,310	$1,257,710	$1,237,771	(0.6)%	1.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	September 30,	June 30,	September 30,	Month	Year
	2019	2019	2018	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$9,930	$10,093	$9,257	(1.6)%	7.3%
Interest on mortgage-backed and related securities	1,087	1,192	1,196	(8.8)	(9.1)
Interest on investment securities	921	969	952	(5.0)	(3.3)
Interest on deposits in banks	65	58	50	12.1	30.0
FHLB dividends	92	88	100	4.5	(8.0)
Total interest income	12,095	12,400	11,555	(2.5)	4.7

INTEREST EXPENSE
Deposits	2,141	2,068	1,498	3.5	42.9
Borrowings	691	1,036	792	(33.3)	(12.8)
Total interest expense	2,832	3,104	2,290	(8.8)	23.7

Net interest income	9,263	9,296	9,265	(0.4)	—

(RECAPTURE OF) PROVISION FOR LOAN LOSSES	(170)	255	197	(166.7)	(186.3)

Net interest income after (recapture of) provision for loan losses	9,433	9,041	9,068	4.3	4.0

NONINTEREST INCOME
Loan and deposit service fees	1,165	1,375	1,122	(15.3)	3.8
Mortgage servicing fees, net of amortization	44	54	23	(18.5)	91.3
Net gain on sale of loans	655	88	139	644.3	371.2
Net gain (loss) on sale of investment securities	—	57	(58)	(100.0)	100.0
Increase in cash surrender value of bank-owned life insurance	147	145	150	1.4	(2.0)
Other income	70	84	44	(16.7)	59.1
Total noninterest income	2,081	1,803	1,420	15.4	46.5

NONINTEREST EXPENSE
Compensation and benefits	4,771	4,753	4,740	0.4	0.7
Data processing	680	667	676	1.9	0.6
Occupancy and equipment	1,161	1,140	1,119	1.8	3.8
Supplies, postage, and telephone	208	242	211	(14.0)	(1.4)
Regulatory assessments and state taxes	209	195	172	7.2	21.5
Advertising	197	229	185	(14.0)	6.5
Professional fees	278	331	319	(16.0)	(12.9)
FDIC insurance premium	(72)	77	76	(193.5)	(194.7)
FHLB prepayment penalty	344	—	—	100.0	100.0
Other	648	638	621	1.6	4.3
Total noninterest expense	8,424	8,272	8,119	1.8	3.8

INCOME BEFORE PROVISION FOR INCOME TAXES	3,090	2,572	2,369	20.1	30.4

PROVISION FOR INCOME TAXES	580	493	443	17.6	30.9

NET INCOME	$2,510	$2,079	$1,926	20.7%	30.3%

Basic and diluted earnings per share	$0.25	$0.21	$0.19	19.0%	31.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Nine Months Ended September 30,		Percent
	2019	2018	Change
INTEREST INCOME
Interest and fees on loans receivable	$29,955	$26,792	11.8%
Interest on mortgage-backed and related securities	3,536	3,730	(5.2)
Interest on investment securities	2,900	2,787	4.1
Interest on deposits in banks	190	136	39.7
FHLB dividends	268	237	13.1
Total interest income	36,849	33,682	9.4

INTEREST EXPENSE
Deposits	6,133	3,608	70.0
Borrowings	2,717	2,678	1.5
Total interest expense	8,850	6,286	40.8

Net interest income	27,999	27,396	2.2

PROVISION FOR LOAN LOSSES	420	902	(53.4)

Net interest income after provision for loan losses	27,579	26,494	4.1

NONINTEREST INCOME
Loan and deposit service fees	3,605	2,930	23.0
Mortgage servicing fees, net of amortization	143	155	(7.7)
Net gain on sale of loans	830	456	82.0
Net gain on sale of investment securities	57	77	(26.0)
Increase in cash surrender value of bank-owned life insurance	435	448	(2.9)
Other income	225	241	(6.6)
Total noninterest income	5,295	4,307	22.9

NONINTEREST EXPENSE
Compensation and benefits	14,097	14,296	(1.4)
Data processing	1,978	1,981	(0.2)
Occupancy and equipment	3,409	3,348	1.8
Supplies, postage, and telephone	678	685	(1.0)
Regulatory assessments and state taxes	573	453	26.5
Advertising	569	799	(28.8)
Professional fees	907	1,099	(17.5)
FDIC insurance premium	82	231	(64.5)
FHLB prepayment penalty	344	—	100.0
Other	1,859	1,800	3.3
Total noninterest expense	24,496	24,692	(0.8)

INCOME BEFORE PROVISION FOR INCOME TAXES	8,378	6,109	37.1

PROVISION FOR INCOME TAXES	1,582	1,134	39.5

NET INCOME	$6,796	$4,975	36.6%

Basic earnings per share	$0.68	$0.48	41.7%
Diluted earnings per share	0.68	0.47	44.7

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Performance ratios: (1)
Return on average assets	0.81%	0.65%	0.70%	0.68%	0.64%
Return on average equity	5.65	4.77	5.12	4.96	4.45
Average interest rate spread	2.87	2.81	2.89	2.92	3.00
Net interest margin (2)	3.17	3.10	3.16	3.19	3.25
Efficiency ratio (3)	74.3	74.5	71.9	74.2	76.0
Average interest-earning assets to average interest-bearing liabilities	130.6	128.3	128.5	129.0	130.6
Book value per common share	$16.42	$16.15	$15.78	$15.42	$15.18

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.1%	0.1%	0.1%	0.2%
Nonperforming loans to total loans (5)	0.2	0.1	0.2	0.2	0.3
Allowance for loan losses to nonperforming loans (5)	714.3	753.8	607.7	553.3	377.5
Allowance for loan losses to total loans	1.1	1.1	1.1	1.1	1.1
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	12.0%	11.6%	11.4%	11.5%	11.6%
Common equity Tier 1 capital	17.9	17.4	16.9	17.0	17.4
Tier 1 risk-based	17.9	17.4	16.9	17.0	17.4
Total risk-based	19.1	18.5	18.0	18.2	18.6

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited) (continued)

	As of or For the Nine Months Ended
	September 30,
	2019	2018
Performance ratios: (1)
Return on average assets	0.72%	0.55%
Return on average equity	5.18	3.81
Average interest rate spread	2.86	2.99
Net interest margin (2)	3.15	3.21
Efficiency ratio (3)	73.6	77.9
Average interest-earning assets to average interest-bearing liabilities	129.1	129.4
Book value per common share	$16.42	$15.18

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.2%
Nonperforming loans to total loans (5)	0.2	0.3
Allowance for loan losses to nonperforming loans (5)	714.3	377.5
Allowance for loan losses to total loans	1.1	1.1
Net charge-offs to average outstanding loans	0.1	—

Capital ratios (First Federal):
Tier 1 leverage	12.0%	11.6%
Common equity Tier 1 capital	17.9	17.4
Tier 1 risk-based	17.9	17.4
Total risk-based	19.1	18.6

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.